EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-199688) pertaining to ReWalk Robotics Ltd. 2006 stock Option Plan, ReWalk Robotics Ltd. 2012 Equity Incentive Plan and ReWalk Robotics Ltd. 2014 Incentive Compensation Plan and the Registration Statement on Form S-3 (File No. 333-209833) of our report dated February 17, 2017, with respect to the consolidated financial statements of ReWalk Robotics Ltd. and its subsidiaries included in the annual report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer

KOST, FORER, GABBAY & KASIERER
A Member of Ernst & Young Global

Haifa, Israel
February 17, 2017